EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOR BIOPHARMA, INC.

THE UNDERSIGNED, being a duly appointed officer of DOR BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:    The name of the corporation is DOR BioPharma, Inc.

SECOND:  The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is four hundred five million (405,000,000) shares, of which four hundred million (400,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” four million six hundred thousand (4,600,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” and two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:”

THIRD:   The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 4th day of June, 2009 and affirms the statements contained herein as true under penalty of perjury.

/s/ Christopher J. Schaber
Name:	Christopher J. Schaber, Ph.D.
Title:	President and Chief Executive Officer